EXHIBIT 16.1

March 24, 2015

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on February 19, 2015, to be filed by our former client, The Mint Leasing, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas